Exhibit 10.1

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treatment request. This text has been separately filed with the SEC.

EXECUTION VERSION

FUNDING AGREEMENT

BY AND BETWEEN

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

AND

RPI FINANCE TRUST

DATED AS OF JUNE 18, 2018

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i

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ii

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Index of Exhibits, Schedules and Annexes

Exhibit A:	Stock Purchase Agreement
Exhibit B:	Form of Opinion of Sullivan & Cromwell LLP
Exhibit C	Form of Opinion of Maples and Calder
Exhibit D	Revenue Participation Report

iii

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FUNDING AGREEMENT

This FUNDING AGREEMENT, dated as of June 18, 2018 (this “Agreement”), is made and entered into by and between RPI FINANCE TRUST, a Delaware statutory trust (the “Buyer”), and BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD., a business company organized under the laws of the British Virgin Islands (the “Seller”).

W I T N E S S E T H:

WHEREAS, the Seller desires additional funding to, among other things, develop and commercialize the Products and the Buyer desires, on the terms and conditions set forth herein, to provide the Seller with such additional funding; and

WHEREAS, the Buyer desires to purchase the Revenue Participation Right from the Seller in exchange for payment of the Purchase Price, and the Seller desires to sell the Revenue Participation Right to the Buyer in exchange for the Buyer’s payment of the Purchase Price, in each case on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:

ARTICLE 1

PURCHASE, SALE AND ASSIGNMENT OF THE REVENUE PARTICIPATION RIGHT

Section 1.1                                    Purchase, Sale and Assignment.  At the Closing and upon the terms and subject to the conditions of this Agreement, the Seller shall sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, the Revenue Participation Right free and clear of all Liens.

Section 1.2                                    Purchase Price.  At the Closing and upon the terms and subject to the conditions of this Agreement, the purchase price to be paid as consideration to the Seller for the sale, transfer, assignment and conveyance of the Revenue Participation Right to the Buyer is One Hundred Million Dollars ($100,000,000) in cash (the “Purchase Price”).

Section 1.3                                    No Assumed Obligations, Etc..  Notwithstanding any provision in this Agreement to the contrary, the Buyer is only agreeing, on the terms and conditions set forth in this Agreement, to purchase, acquire and accept the Revenue Participation Right and is not assuming any liability or obligation of the Seller of whatever nature, whether presently in existence or arising or asserted hereafter.

Section 1.4                                    Stock Purchase Agreement.  Simultaneous with the execution and delivery of this Agreement, each of the Seller and the Buyer shall deliver to the other party hereto a duly executed Stock Purchase Agreement, in the form attached hereto as Exhibit A (the “Stock Purchase Agreement”).

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Section 1.5                                    Buy-Back Option.  If at any time during the Buy-Back Window, Seller enters into a definitive agreement to consummate a Change of Control, Seller shall have the option (the “Buy-Back Option”) to repurchase from the Buyer one hundred percent (100%) of the Revenue Participation Right that will become due (and, if applicable, is due) pursuant to Section 5.2(a) for a purchase price of One Hundred Fifty-Five Million Dollars ($155,000,000) in cash (the “Buy-Back Price”). Seller may exercise the Buy-Back Option once only and solely during the Option Exercise Period, by delivering to the Seller notice thereof (the “Buy-Back Notice”).  Exercise of the Buy-Back Option shall be irrevocable.  Seller’s obligation to consummate the repurchase of the Revenue Participation Right following the exercise of the Buy-Back Option shall be contingent upon the consummation of either (i) such Change of Control (the “Original Transaction”) or (ii) a Change of Control pursuant to a definitive agreement entered into with a third party prior to, concurrently with or promptly following the termination of the definitive agreement in respect of the Original Transaction (a “Topping Transaction” and collectively with the Original Transaction, a “COC Transaction”); if neither the Original Transaction nor a Topping Transaction is consummated, the exercise of the Buy-Back Option shall be void and the Seller shall have no right to exercise the Buy-Back Option in the future.  If the Seller exercises the Buy-Back Option, Seller shall, on or before [*] following the consummation of a COC Transaction, purchase from the Buyer all of Buyer’s rights to the Revenue Participation Rights that will become due pursuant to Section 5.2(a) for the Buy-Back Price.  The payment of the Buy-Back Price shall be made by wire transfer of immediately available funds to one or more accounts specified by the Buyer or, if not timely designated by Buyer, to the account to which payments under the Participation Payments were transmitted or are to be transmitted pursuant to Section 5.2(a).  Upon Buyer’s receipt of the Buy-Back Price, (a) all rights of Buyer under Section 5.2 shall immediately terminate; and (b) except as set forth in Section 8.4, all obligations of the parties hereunder shall automatically without any further action of the parties be deemed to be released and irrevocably terminated.

ARTICLE 2

CLOSING

Section 2.1                                    Closing.  Subject to the satisfaction of the conditions set forth in ARTICLE 4, the Closing shall take place remotely via the exchange of documents and signatures on June 18, 2018, or at such other place, time and date as the parties hereto may mutually agree.

Section 2.2                                    Payment of Purchase Price.  At the Closing, the Buyer shall deliver (or cause to be delivered) payment of the Purchase Price to the Seller by wire transfer of immediately available funds to one or more accounts specified by the Seller.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1                                    Seller’s Representations and Warranties.  Except as set forth on the Disclosure Schedules attached hereto, the Seller represents and warrants to the Buyer that as of the date hereof:

(a)                                 Existence; Good Standing.  The Seller is a business company duly organized, validly existing and in good standing under the laws of the British Virgin Islands.  The Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)                                 Authorization.  The Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Seller.

(c)                                  Enforceability.  This Agreement has been duly executed and delivered by an authorized officer of the Seller and constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d)                                 No Conflicts.  The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the Memorandum and Articles of Association of the Seller, (ii) contravene or conflict with or constitute a material default under any law binding upon or applicable to the Seller or (iii) contravene or conflict with or constitute a material default under any material agreement or Judgment binding upon or applicable to the Seller.

(e)                                  Consents.  Except for the consents that have been obtained on or prior to the Closing or filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Seller in connection with (i) the execution and delivery by the Seller of this Agreement, (ii) the performance by the Seller of its obligations under this Agreement or (iii) the consummation by the Seller of any of the transactions contemplated by this Agreement.

(f)                                   No Litigation.  The Seller is not a party to, and has not received any written notice of, any action, suit, investigation or proceeding pending before any Governmental Entity and, to the Knowledge of the Seller, no such action, suit, investigation or proceeding has been threatened against the Seller, that, individually or in the aggregate, would, if determined adversely, reasonably be expected to prevent or adversely affect (i) the ability of the Seller to enter into and to perform its obligations under this Agreement, (ii) the Seller’s rights in or to a

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Product or the Intellectual Property Rights or (iii) after the Closing, the Buyer’s rights with respect to the Revenue Participation Right.

(g)                                  Compliance.

(i)                                     All applications, submissions, information and data related to a Product submitted or utilized as the basis for any request to any Regulatory Authority by or on behalf of the Seller were true and correct in all material respects as of the date of such submission or request, and, to the Knowledge of the Seller, any material updates, changes, corrections or modification to such applications, submissions, information or data required under applicable laws or regulations have been submitted to the necessary Regulatory Authorities.

(ii)                                  The Seller has not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, or any other Regulatory Authority to invoke similar policies, set forth in any applicable laws or regulations.

(iii)                               The Seller has provided to the Buyer prior to the date hereof in a data room available to Seller true, correct and complete copies of all material written communications sent or received by the Seller and its Affiliates and, to the Knowledge of the Seller, Bristol-Myers Squibb Company and any of its Affiliates, to or from any Regulatory Authorities that relate to each Product since July 8, 2016.

(h)                                 Licenses.

(i)                                     Existing In-Licenses; No Other In-Licenses.  Except as set forth on Schedule 3.1(h)(i) of the Disclosure Schedule, there are no In-Licenses (each In-License set forth on Schedule 3.1(h)(i) of the Disclosure Schedule, an “Existing In-License”).  A true, correct and complete copy of each Existing In-License has been provided to the Buyer by the Seller in a dataroom available to Seller.  Except as set forth on Schedule 3.1(h)(i) of the Disclosure Schedule, neither the Seller nor the respective counterparty thereto have made or entered into any amendment, supplement or modification to, or granted any waiver under any provision of any Existing In-License.

(ii)                                  Out-Licenses.  There are no Out-Licenses.

(iii)                               Validity and Enforceability of In-Licenses.  Each Existing In-License is a valid and binding obligation of the Seller and the counterparty thereto.  Each Existing In-License is enforceable against each counterparty thereto in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in

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equity or at law).  The Seller has not received any written notice in connection with any Existing In-License challenging the validity, enforceability or interpretation of any provision of such agreement.

(iv)                              No Termination.  The Seller has not (A) given written notice to a counterparty of the termination of any Existing In-License (whether in whole or in part) or any written notice to a counterparty expressing any intention to terminate any Existing In-License or (B) received from a counterparty thereto any written notice of termination of any Existing In-License (whether in whole or in part) or any written notice from a counterparty stating its intention to terminate any Existing In-License.

(v)                                 No Breaches or Defaults.  There is and has been no material breach or default under any provision of any Existing In-License either by the Seller or, to the Knowledge of the Seller, by the respective counterparty (or any predecessor thereof) thereto, and there is no event that upon notice or the passage of time, or both, would reasonably be expected to give rise to any breach or default either by the Seller or, to the Knowledge of the Seller, by the respective counterparty to such agreement.

(vi)                              Payments Made.  The Seller has made all payments to the respective counterparty required under each Existing In-License as of the date hereof.

(vii)                           No Assignments.  The Seller has not consented to any assignment by the counterparty to any Existing In-License of any of its rights or obligations under any such Existing In-License and, to the Knowledge of the Seller, the counterparty has not assigned any of its rights or obligations under any such Existing In-License to any Person.

(viii)                        No Indemnification Claims.  The Seller has not notified in writing the respective counterparty to any Existing In-License or any other Person of any claims for indemnification under any Existing In-License nor has the Seller received any written claims for indemnification under any Existing In-License.

(ix)                              No Infringement.  The Seller has not received any written notice from, or given any written notice to, any counterparty to any Existing In-License alleging any infringement of any of the Patent Rights licensed thereunder.

(i)                                     Product Manufacturing.  Seller has or will have sufficient clinical quantities of rimegepant to complete all Clinical Trials and all activities required for Marketing Approval, in each case that are ongoing or planned as of the date hereof.

(j)                                    No Liens; Title to Revenue Participation Right.  None of the property or assets, in each case, that specifically relate to the Products, nor any of the Intellectual Property

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Rights, of the Seller or any of its Subsidiaries is subject to any Lien, except for a Permitted Lien.  Upon the Closing, the Buyer will have acquired, subject to the terms and conditions set forth in this Agreement, good and marketable title to the Revenue Participation Right, free and clear of all Liens, except for any Permitted Liens described in clauses (a), (b) and (c) (but not clause (d)) of such defined term.

(k)                                 Intellectual Property.

(i)                                     Schedule 3.1(k)(i) of the Disclosure Schedule lists all of the currently existing Patents included within the Patent Rights.  Except as set forth on Schedule 3.1(k)(i), the Seller is the sole and exclusive registered owner (as recorded by the U.S. Patent and Trademark Office or other applicable Governmental Authority) of all of the Patent Rights.  Schedule 3.1(k)(i) of the Disclosure Schedule specifies as to each listed patent or patent application the jurisdictions by or in which each such patent has issued as a patent or such patent application has been filed and is pending, including the respective patent or application numbers.

(ii)                                  Neither the Seller nor, to the Knowledge of the Seller, any counterparty to any Existing In-License, is a party to any pending and, to the Knowledge of the Seller, there is no threatened, litigation, interference, reexamination, opposition or other legal procedure including any of the Patent Rights.

(iii)                               All of the issued patents within the Patent Rights are in full force and effect, and have not lapsed, expired or otherwise terminated, and, to the Knowledge of the Seller, are valid and enforceable.  The Seller has not received and, to the Knowledge of the Seller, no counterparty to any Existing In-License has received, (A) any written notice relating to the lapse, expiration or other termination of any of the issued patents within the Patent Rights, or (B) any written notice or written legal opinion alleging that an issued patent within any of the Patent Rights is invalid or unenforceable.

(iv)                              The Seller has not received any written notice that there is any, and, to the Knowledge of the Seller, there is no, Person who is or claims to be an inventor under any of the Patent Rights who is not a named inventor thereof.

(v)                                 Since July 8, 2016, the Seller has not received, and, to the Knowledge of the Seller, no counterparty to any Existing In-License has received, any written notice of any claim by any Person challenging the inventorship or ownership of, the rights of the Seller in and to, or the patentability, validity or enforceability of, any of the Patent Rights, or asserting that the development, manufacture, importation, sale, offer for sale or use of a Product infringes, misappropriates or otherwise violates or will infringe, misappropriate or otherwise violate such Person’s Patents or other intellectual property rights.

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(vi)                              To the Knowledge of the Seller, (A) since July 8, 2016, the discovery, development and manufacture, of each Product has not infringed, misappropriated or otherwise violated any Patents or other intellectual property rights owned by any Third Party that are not licensed to the Seller under any Existing In-License Agreement, and (B) the manufacture, importation, sale, offer for sale and use of each Product, in each case in the form such Product exists as of the date hereof and as such activity is currently contemplated by Seller, will not infringe, misappropriate or otherwise violate any Patents or other intellectual property rights owned by any Third Party that are not licensed to the Seller under any Existing In-License Agreement.

(vii)                           Since July 8, 2016, to the Knowledge of the Seller, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the material Intellectual Property Rights.

(viii)                        The Seller or, to the Knowledge of the Seller, the counterparty to each Existing In-License has paid all maintenance fees, annuities and like payments required as of the date hereof with respect to each of the Patent Rights.

(l)                                     Indebtedness.  Schedule 3.1(l) of the Disclosure Schedule sets forth a complete list of the outstanding Indebtedness of the Seller and any of its Subsidiaries.

(m)                             Lien Related Representation and Warranties.  The Seller’s exact legal name is, and since September 25, 2013 has been, “Biohaven Pharmaceutical Holding Company Ltd.”  The Seller is, and since September 25, 2013 has been, organized under the laws of the British Virgin Islands.

(n)                                 Brokers’ Fees.  There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.2                                    Buyer’s Representations and Warranties.  The Buyer represents and warrants to the Seller that as of the date hereof:

(a)                                 Existence; Good Standing.  The Buyer is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)                                 Authorization.  The Buyer has the requisite trust right, power and authority to execute, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer.

(c)                                  Enforceability.  This Agreement has been duly executed and delivered by an authorized person of the owner trustee of the Buyer and constitutes the valid and binding

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obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d)                                 No Conflicts.  The execution, delivery and performance by the Buyer of this Agreement do not and will not (i) contravene or conflict with the organizational documents of the Buyer, (ii) contravene or conflict with or constitute a default under any material provision of any law binding upon or applicable to the Buyer or (iii) contravene or conflict with or constitute a default under any material contract or other material agreement or Judgment binding upon or applicable to the Buyer.

(e)                                  Consents.  No consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Buyer in connection with (i) the execution and delivery by the Buyer of this Agreement, (ii) the performance by the Buyer of its obligations under this Agreement or (iii) the consummation by the Buyer of any of the transactions contemplated by this Agreement.

(f)                                   No Litigation.  There is no action, suit, investigation or proceeding pending or, to the knowledge of the Buyer, threatened before any Governmental Entity to which the Buyer is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement.

(g)                                  Financing.  The Buyer has sufficient cash to pay the Purchase Price at the Closing and to satisfy its obligations under the Stock Purchase Agreement.  The Buyer acknowledges that its obligations under this Agreement and the Stock Purchase Agreement are not contingent on obtaining financing.

(h)                                 Brokers’ Fees.  There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

(i)                                     Access to Information.  The Buyer acknowledges that it has (a) reviewed Seller’s documents and information relating to each Product and (b) had the opportunity to ask such questions of, and to receive answers from, representatives of the Seller concerning the Products, in each case, as it deemed necessary to make an informed decision to enter into this Agreement.  The Buyer has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of entering into the transaction contemplated by this Agreement.

(j)                                    Investment.  Buyer is making this acquisition “solely for the purpose of investment,” as that term is defined under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder (including but not limited to 16 C.F.R. § 801.1(i)(1)); in particular, Buyer (including all of its subsidiaries and Affiliates) has no

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intention of participating in the formulation, determination, or direction of the basic business decisions of Seller.

Section 3.3                                    No Implied Representations and Warranties; Reservation of Rights.  The Buyer acknowledges and agrees that, other than the express representations and warranties of the Seller specifically contained in ARTICLE 3, (a) there are no representations or warranties of the Seller either expressed or implied with respect to the Patent Rights, the Participation Payment or otherwise and that the Buyer does not rely on, and shall have no remedies in respect of, any representation or warranty not specifically set forth in ARTICLE 3, and all other representations and warranties are hereby expressly disclaimed, and (b) nothing contained herein guarantees that sales of the Products or the aggregate Participation Payments due to the Buyer will achieve any specific amount (it being understood and agreed that nothing in this Section 3.3 shall limit in any way the Seller’s obligations under ARTICLE 7).  Except for the Revenue Participation Right and Buyer’s rights under Section 5.5(c) and Section 5.11, the Buyer further acknowledges and agrees that no licenses, assignments, or other rights under the Patent Rights or any other intellectual property of Seller and its Affiliates or rights related thereto are granted pursuant to this Agreement, including by implication, estoppel, exhaustion or otherwise.

ARTICLE 4

CONDITIONS TO CLOSING

Section 4.1                                    Conditions to the Buyer’s Obligations.  The obligations of the Buyer to consummate the transactions contemplated hereunder on the Closing Date are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a)                                 The Seller shall have delivered to the Buyer the duly executed Stock Purchase Agreement.

(b)                                 The Seller shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by it under this Agreement at or prior to the Closing Date, and the Buyer shall have received a certificate executed by a duly authorized officer of the Seller on the Closing Date certifying on behalf of the Seller to the effect of the foregoing.

(c)                                  The representations and warranties of the Seller contained in Section 3.1 shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided, that to the extent that any such representation or warranty is qualified by the term “material,” or “Material Adverse Effect.” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall be true and correct in all respects as of the Closing Date or such other date, as applicable, and the Buyer shall have

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received a certificate executed by an authorized officer of the Seller on the Closing Date certifying on behalf of the Seller to the effect of the foregoing.

(d)                                 No event or events shall have occurred, or be reasonably likely to occur, that, individually or in the aggregate, have had or would reasonably be expected to result in (or, with the giving of notice, the passage of time or otherwise, would result in) a Material Adverse Effect.  The Buyer shall have received a certificate executed by a duly authorized officer of the Seller on the Closing Date certifying on behalf of the Seller to the effect of the foregoing.

(e)                                  There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.

(f)                                   There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit the Buyer’s purchase of the Revenue Participation Right.

(g)                                  The Buyer shall have received a valid, properly executed Internal Revenue Service Form W-8BEN-E certifying that the Seller is exempt from U.S. federal withholding Tax and “backup” withholding Tax.

(h)                                 The Seller shall have delivered to the Buyer legal opinions from counsel to the Seller, dated as of the Closing Date and substantially in the forms attached hereto as Exhibit B and Exhibit C, respectively.

(i)                                     The Buyer shall have received a certificate of the Secretary or an Assistant Secretary of the Seller, dated the Closing Date, certifying as to (i) the incumbency of each officer of the Seller executing this Agreement on behalf of Seller and (ii) the attached thereto copies of (A) the Seller’s Memorandum and Articles of Association, and (B) resolutions adopted by the Seller’s Board of Directors authorizing the execution and delivery by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby (the “Seller Certificate”).

(ii)                                  The Seller shall have provided Buyer download privileges to the data room documents referred to in Section 3.1(g)(iii) and Section 3.1(h)(i).

Section 4.2                                    Conditions to the Seller’s Obligations.  The obligations of the Seller to consummate the transactions contemplated hereunder on the Closing Date are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a)                                 The Buyer shall have delivered to the Seller the duly executed Stock Purchase Agreement.

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(b)                                 The Buyer shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by it under this Agreement at or prior to the Closing Date, and the Seller shall have received a certificate executed by a duly authorized person of RP Management, LLC, as Administrator of the Buyer, on the Closing Date certifying on behalf of the Buyer to the effect of the foregoing.

(c)                                  The representations and warranties of the Buyer contained in Section 3.2 shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided, that to the extent that any such representation or warranty is qualified by the term “material,” or “Material Adverse Effect” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall be true and correct in all respects as of the Closing Date or such other date, as applicable, and the Seller shall have received a certificate executed by a duly authorized person of RP Management, LLC, as Administrator of the Buyer, on the Closing Date certifying on behalf of the Buyer to the effect of the foregoing.

(d)                                 There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.

(e)                                  There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit the Buyer’s purchase of the Revenue Participation Right.

(f)                                   The Seller shall have received a valid, properly executed Internal Revenue Service Form W-8BEN-E certifying that the Buyer is exempt from U.S. federal withholding Tax under a United States income Tax treaty.

(g)                                  The Buyer shall have delivered to the Seller standard existence and authority opinions in respect of the Buyer, enforceability opinions on this Agreement, and an opinion that this Agreement does not conflict with the organizational documents of the Buyer or applicable law, each such opinion in a form previously agreed upon by the Seller and the Buyer.

(h)                                 The Seller shall have received a certificate of an authorized person of the owner trustee of the Buyer, dated the Closing Date, certifying as to the incumbency of the officers executing this Agreement on behalf of the Buyer.

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ARTICLE 5

COVENANTS

Section 5.1                                    Reporting.  [*], the Seller shall provide the Buyer copies of the following reports and updates that the Seller provides to BMS under the BMS License Agreement relating to [*].  All materials delivered pursuant to this Section 5.1, and the Confidential Information contained therein, shall be the Confidential Information of Seller and subject to the obligations of confidentiality set forth in ARTICLE 7.

Section 5.2                                    Participation Payments; Revenue Participation Report.

(a)                                 Subject to the reductions set forth in Section 5.2(d), from and after the First Commercial Sale of a Product and for the duration of the Term, the Seller shall pay to the Buyer the Participation Payment for such calendar quarter promptly, but in any event no later [*] after the end of each such calendar quarter.  A late fee of [*] over the Prime Rate will accrue on all unpaid amounts with respect to any Participation Payment from the date such obligation was due.  The imposition and payment of a late fee shall not constitute a waiver of the Buyer’s rights with respect to such payment default.

(b)                                 Provided that the Buyer has provided to the Seller a valid, properly executed Internal Revenue Service Form W-8BEN-E or other appropriate form certifying that the Buyer is exempt from U.S. federal withholding Tax under a United States income Tax treaty, the Seller shall make all payments required to be made by it to the Buyer pursuant to this Agreement in U.S. dollars by wire transfer of immediately available funds, without set-off, reduction or deduction, or withholding for or on account of any Taxes, to the bank account designated in writing from time to time by the Buyer.

(c)                                  Simultaneously with the payment of each Participation Payment, the Seller shall deliver a written report setting forth in reasonable detail, (i) the calculation of the Participation Payment payable to the Buyer for the prior calendar quarter identifying, on a country-by-country basis, the number of units of each Product sold by the Seller and its Affiliates and each counterparty to any Out-License, foreign currency exchange rates used (which shall be rates of exchange determined in a manner consistent with the Seller’s method for calculating rates of exchange in the preparation of the Seller’s annual financial statements in accordance with accounting principles generally accepted in the United States), and a break-down of all permitted deductions from gross sales used to determine Net Sales and the Participation Payment due to the Buyer and (ii) the cumulative year-to-date aggregate Net Sales for each Product through the end of the prior calendar quarter (the “Revenue Participation Report”).  The Revenue Participation Report shall be in substantially the form attached to this Agreement as Exhibit D.

(d)                                 Participation Payment Reductions for Expiration of Patent Rights.  On a country-by-country and Product-by-Product basis, if all Patent Rights in such country have expired, lapsed or been rendered invalid or unenforceable, Net Sales of such Product in such country shall be reduced by [*] and the Participation Payment owed to the Buyer shall be calculated based upon such reduced amount.

CONFIDENTIAL TREATMENT

[*] Indicates that text has been omitted which is the subject of a confidential treatment request. This text has been separately filed with the SEC.

Section 5.3                                    Disclosures.  Except for a press release previously approved in form and substance by the Seller and the Buyer or any other public announcement using substantially the same text as such press release, neither the Buyer nor the Seller shall, and each party hereto shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable law or stock exchange rule (in which case the party hereto required to make the press release or other public announcement or disclosure shall allow the other party hereto reasonable time to comment on, and, if applicable, reasonably direct the disclosing party to seek confidential treatment in respect of portions of, such press release or other public announcement or disclosure in advance of such issuance).

Section 5.4                                    Inspections and Audits of the Seller.  Following the Closing, upon at least fourteen (14) Business Days written notice and during normal business hours, no more frequently than once per calendar year, the Buyer may cause an inspection and/or audit by an independent public accounting firm reasonably acceptable to the Seller to be made of the Seller’s books of account for the three (3) calendar years prior to the audit for the purpose of determining the correctness of Participation Payments made under this Agreement.  Upon the Buyer’s reasonable request not more than once in any calendar year while any Out-License remains in effect, the Seller shall use commercially reasonable efforts to exercise any rights it may have under any Out-License relating to a Product to cause an inspection and/or audit by an independent public accounting firm to be made of the books of account of any counterparty thereto for the purpose of determining the correctness of Participation Payments made under this Agreement.  All of the expenses of any inspection or audit requested by the Buyer hereunder (including the fees and expenses of such independent public accounting firm designated for such purpose) shall be borne by (i) the Buyer, if the independent public accounting firm determines that Participation Payments previously paid were incorrect by an amount less than or equal to 5% of the Participation Payments actually paid or (ii) the Seller, if the independent public accounting firm determines that Participation Payments previously paid were incorrect by an amount greater than 5% of the Participation Payments actually paid.  The terms on which any such independent public accounting firm is engaged shall provide that such independent public accounting firm may not disclose the confidential information of the Seller or any such counterparty to any Out-License relating to a Product to the Buyer, except to the extent such disclosure is either necessary to determine the correctness of Participation Payments or such confidential information otherwise would be included in a Revenue Participation Report.  All information obtained by the Buyer as a result of any such inspection or audit shall be Confidential Information subject to ARTICLE 7 and the independent public accounting firm shall be considered a Representative of Buyer for purposes of ARTICLE 7.

Section 5.5                                    Intellectual Property Matters.

(a)                                 The Seller shall provide to the Buyer a copy of any written notice received by the Seller from a Third Party alleging or claiming that the making, having made, using, importing, offering for sale or selling of a Product (including in connection with the Seller’s

CONFIDENTIAL TREATMENT

[*] Indicates that text has been omitted which is the subject of a confidential treatment request. This text has been separately filed with the SEC.

Clinical Trials or Commercialization activities with respect to such Product) infringes or misappropriates any Patents or other intellectual property rights of such Third Party, together with copies of material correspondence sent or received by the Seller related thereto, as soon as practicable and in any event not more than ten (10) Business Days following such delivery or receipt.

(b)                                 The Seller shall promptly inform the Buyer in the event that any of the individuals named in the definition of “Knowledge of the Seller” (or the successors of such Person at the Seller) becomes aware of any actual infringement by a Third Party of any Patent Rights and shall provide to the Buyer copies of material correspondence sent or received by the Seller related thereto, as soon as practicable and in any event not more than ten (10) Business Days following such delivery or receipt.

(c)                                  If the Seller recovers monetary damages from a Third Party in an action brought for such Third Party’s infringement of any Patent Rights relating to a Product, where such damages (whether in the form of judgment or settlement) are awarded for such infringement of such Patent Rights or loss of sales of such Product, (i) such damages will be allocated first to the reimbursement of any expenses incurred by the Seller in bringing such action (including reasonable attorney’s fees) not already reimbursed from other damages awarded under the same action, then (ii) any remaining amount of such damages will be reduced, if applicable, to comply with allocation of recovered damages with licensors of such Patent Rights (other than damages for lost royalties) required under any In-Licenses, and (iii) any residual amount of such damages after application of (i) and (ii) will be treated as Net Sales of such Product for purposes of Participation Payments under this Agreement.

(d)                                 Upon the reasonable written request of Buyer, but no more frequently than once each calendar year, the Seller shall provide the Buyer with a schedule of any new Patent Rights filed by Seller covering each Product.

Section 5.6                                    Efforts to Complete Clinical Trials and Commercialize the Products.  The Seller (or its Permitted Licensee) shall [*].  Notwithstanding the foregoing, the Seller may [*].  The Seller (or its Permitted Licensee) shall [*].  Following the issuance of any Marketing Approval of a Product, the Seller (or its Permitted Licensee) shall [*].

Section 5.7                                    Efforts to Consummate Transactions.  Subject to the terms and conditions of this Agreement, each of the Seller and the Buyer will use its commercially reasonable efforts prior to the Closing to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable law to consummate the Closing.  Each of the Buyer and the Seller agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the purchase and sale of the Revenue Participation Right.

Section 5.8                                    Further Assurances.  After the Closing, the Seller and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings

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[*] Indicates that text has been omitted which is the subject of a confidential treatment request. This text has been separately filed with the SEC.

and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement.

Section 5.9                                    In-Licenses.  The Seller shall comply in all material respects with its obligations under any Existing In-Licenses and shall not take any action or forego any action that would reasonably be expected to result in a material breach thereof.  Promptly, and in any event within ten (10) Business Days, after receipt of any (written or oral) notice from a counterparty to any Existing In-License or its Affiliates of an alleged material breach under any Existing In-License, the Seller shall provide the Buyer a copy thereof.  The Seller shall use its commercially reasonable efforts to cure any material breaches by it under any Existing In-License and shall give written notice to the Buyer upon curing any such breach.  The Seller shall provide the Buyer with written notice upon becoming aware of a counterparty’s material breach of its obligations under any Existing In-License.  The Seller shall not terminate any Existing In-License without the Buyer’s prior written consent, such consent not to be unreasonably withheld.  Promptly, and in any event within five (5) Business Days following the Seller’s notice to a counterparty to any Existing In-License of an alleged breach by such counterparty under any such Existing In-License, the Seller shall provide the Buyer a copy thereof.

(b)                                 The Seller shall promptly (and in any event within ten (10) Business Days) provide the Buyer with (i) executed copies of any In-License entered into by the Seller or its Subsidiaries, and (ii) executed copies of each material amendment, supplement, modification or written waiver of any provision of any In-License entered into by the Seller or its Subsidiaries.

Section 5.10                             Out-Licenses.

(a)                                 Subject to compliance with this Section 5.10, the Seller may grant, at its sole discretion, licenses, covenants not to sue, or other similar rights to any Affiliate or Third Party (each, a “Permitted Licensee”) with respect to all or a portion of the Intellectual Property Rights including to develop, manufacture, promote, market, use, sell, offer for sale or import any Product in all or any portion of the world without the Buyer’s consent (any agreement granting any of the foregoing rights, a “Permitted License”).

(b)                                 The Seller shall promptly (and in any event within ten (10) Business Days) provide the Buyer with (i) executed copies of each executed Out-License, and (ii) executed copies of each amendment, supplement, modification or written waiver of any provision of an Out-License.

(c)                                  The Seller shall use commercially reasonable efforts to include in all Out-Licenses provisions permitting the Seller to audit such counterparty on terms and conditions consistent in all material respects with the Buyer’s rights to audit the Seller set forth in Section 5.4.

(d)                                 The Seller shall provide the Buyer prompt written notice of a counterparty’s material breach of its obligations under any Out-License of which any of the individuals named in the definition of “Knowledge of the Seller” (or the successors of such Person at the Seller) becomes aware.

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[*] Indicates that text has been omitted which is the subject of a confidential treatment request. This text has been separately filed with the SEC.

(e)                                  The Seller shall provide the Buyer with written notice following the termination of any Out-License.

Section 5.11                             Negative Pledge; Preservation of Assets.  The Seller shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of the Product Collateral, without equally and ratably securing Buyer, except for (i) Permitted Licenses to Permitted Licensees or (ii) Permitted Liens.

ARTICLE 6

INDEMNIFICATION

Section 6.1                                    General Indemnity.  From and after the Closing:

(a)                                 the Seller hereby agrees to indemnify, defend and hold harmless the Buyer and its Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Buyer Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from any breach of any of the representations or warranties (in each case, when made), covenants or agreements of the Seller in this Agreement; and

(b)                                 the Buyer hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates and its and their directors, officers, agents and employees (the “Seller Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Seller Indemnified Parties to the extent arising out of or resulting from any breach of any of the representations or warranties (in each case, when made), covenants or agreements of the Buyer in this Agreement.

Section 6.2                                    Notice of Claims.  If either a Buyer Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (such Buyer Indemnified Party on the one hand and such Seller Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this ARTICLE 6, the Indemnified Party shall so notify the other party from whom indemnification is sought under this ARTICLE 6 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred.  If any claim, action, suit or proceeding is asserted or instituted by or against a Third Party with respect to which an Indemnified Party intends to claim any Loss under this ARTICLE 6, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding.  A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 6.2 shall not limit the obligation of the Indemnifying Party under this ARTICLE 6, except to the extent such Indemnifying Party is actually prejudiced thereby.

CONFIDENTIAL TREATMENT

[*] Indicates that text has been omitted which is the subject of a confidential treatment request. This text has been separately filed with the SEC.

Section 6.3                                    Limitations on Liability.  Except for claims arising from a breach of confidentiality obligations under ARTICLE 7, no party hereto shall be liable for any consequential, punitive, special or incidental damages under this ARTICLE 6 (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such party (including under this ARTICLE 6) in or pursuant to this Agreement.

Section 6.4                                    Exclusive Remedy.  Except as set forth in Section 9.13, from and after Closing, the rights of the parties hereto pursuant to (and subject to the conditions of) this ARTICLE 6 shall be the sole and exclusive remedy of the parties hereto and their respective Affiliates with respect to any Losses (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties covenants and agreements made under this Agreement or any certificate, document or instrument delivered hereunder, and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert after Closing, any other claim or action in respect of any such breach.  Notwithstanding the foregoing, claims for common law fraud shall not be waived or limited in any way by this ARTICLE 6.

ARTICLE 7

CONFIDENTIALITY

Section 7.1                                    Confidentiality.  Except as provided in this ARTICLE 7, Section 5.3, and 9.6 or otherwise agreed in writing by the parties, the parties hereto agree that, during the term of this Agreement and for [*] thereafter, each party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:

(a)                                 was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b)                                 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)                                  became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement or any other agreement;

(d)                                 is independently developed by the Receiving Party or any of its Affiliates, as evidenced by written records, without the use of or reference of the Confidential Information; or

CONFIDENTIAL TREATMENT

[*] Indicates that text has been omitted which is the subject of a confidential treatment request. This text has been separately filed with the SEC.

(e)                                  is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party without obligations of confidentiality with respect thereto.

Section 7.2                                    Authorized Disclosure.

(a)                                             Either party may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations:

(i)                                     prosecuting or defending litigation;

(ii)                                  complying with applicable laws and regulations, including regulations promulgated by securities exchanges;

(iii)                               complying with a valid order of a court of competent jurisdiction or other Governmental Entity;

(iv)                              for regulatory, Tax or customs purposes;

(v)                                 for audit purposes, provided that each recipient of Confidential Information must be bound by customary and reasonable obligations of confidentiality and non-use prior to any such disclosure;

(vi)                              disclosure to its Affiliates and Representatives on a need-to-know basis, provided that each such recipient of Confidential Information must be bound by contractual or professional obligations of confidentiality and non-use at least as stringent as those imposed upon the Parties pursuant to Section 7.1 prior to any such disclosure;

(vii)                           upon the prior written consent of the Receiving Party;

(viii)                        disclosure to its actual or potential investors and co-investors, and other sources of funding, including debt financing, or potential partners, collaborators or acquirers, and their respective accountants, financial advisors and other professional representatives, provided, that such disclosure shall be made only to the extent customarily required to consummate such investment, financing transaction partnership, collaboration or acquisition and that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure; or

(ix)                              as contemplated by Section 9.6.

(b)                                             Notwithstanding the foregoing, in the event the Disclosing Party is required to make a disclosure of the Receiving Party’s Confidential Information pursuant to Sections 7.2(a)(i), (ii), (iii) or (iv), it will, except where impracticable, give reasonable advance notice to the Receiving Party of such disclosure and use reasonable efforts to secure confidential treatment of such information.  In any event, the Buyer shall not file any patent application based upon or using the Confidential Information of Seller provided hereunder.

CONFIDENTIAL TREATMENT

[*] Indicates that text has been omitted which is the subject of a confidential treatment request. This text has been separately filed with the SEC.

(c)                                              Notwithstanding anything set forth in this Agreement, including Section 7.2, materials and documentation relating to the Seller’s Intellectual Property Rights may be only disclosed to or accessed by Buyer and its attorneys and auditors, without further disclosure to any other Representative of Buyer.

ARTICLE 8

TERMINATION

Section 8.1                                    Mutual Termination.  This Agreement may be terminated by mutual written agreement of the Buyer and the Seller.

Section 8.2                                    Automatic Termination.  Unless earlier terminated pursuant to Section 8.1, this Agreement shall continue in full force and effect until sixty (60) days after such time as the Seller is no longer obligated to make any Participation Payments under this Agreement, at which point this Agreement shall automatically terminate, except with respect to any rights that shall have accrued prior to such termination.

Section 8.3                                    Termination Upon Buy-Back Option.  Upon Buyer’s receipt of the Buy-Back Price pursuant to Section 1.5, this Agreement shall automatically and without any further actions of the parties be deemed irrevocably terminated.

Section 8.4                                    Survival.  Notwithstanding anything to the contrary in this ARTICLE 8, the following provisions shall survive termination of this Agreement: Section 5.3 (Disclosures), ARTICLE 6 (Indemnification), ARTICLE 7 (Confidentiality), Section 8.3 (Survival) and ARTICLE 9 (Miscellaneous).  Termination of the Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.

ARTICLE 9

MISCELLANEOUS

Section 9.1                                    Definitions.  The following terms, as used herein, shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person.  For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the preamble.

“Bankruptcy Laws” means, collectively, in any jurisdiction, bankruptcy, insolvency,

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[*] Indicates that text has been omitted which is the subject of a confidential treatment request. This text has been separately filed with the SEC.

reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.

“BHV-3500” means any pharmaceutical product containing the compound identified as BHV-3500, [*].

“BMS” means Bristol-Myers Squibb Company or any successor thereto.

“BMS License Agreement” means that certain License Agreement, dated July 8, 2016, by and between the Seller and Bristol-Myers Squibb Company, as amended on March 9, 2018.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York are permitted or required by applicable law or regulation to remain closed.

“Buy-Back Notice” is defined in Section 1.5.

“Buy-Back Option” is defined in Section 1.5.

“Buy-Back Price” is defined in Section 1.5.

“Buy-Back Window” means the period commencing on the date hereof and ending at 9am Eastern Time July 18, 2018.

“Buyer” is defined in the preamble.

“Buyer Indemnified Parties” is defined in Section 6.1(a).

“Change of Control” means, with respect to the Seller: (a) a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of such Seller’s assets; or (b) a merger or consolidation in which the Seller is not the surviving corporation or in which, if Seller is the surviving corporation, the shareholders of Seller immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of the surviving entity’s outstanding stock and other securities and the power to elect a majority of the members of Seller’s board of directors; or (c) a transaction or series of related transactions (which may include a tender offer for Seller’s stock or the issuance, sale or exchange of stock of Seller) if the shareholders of Seller immediately prior to the initial such transaction do not, immediately after consummation of such transaction or any of such related transactions, possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of Seller’s or its successor’s outstanding stock and other securities and the power to elect a majority of the members of Seller’s or its successor’s board of directors.

“Clinical Trial” means a clinical trial intended to support the Marketing Approval or Commercialization of a Product.

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[*] Indicates that text has been omitted which is the subject of a confidential treatment request. This text has been separately filed with the SEC.

“Closing” means the closing of the sale, transfer, assignment and conveyance of the Revenue Participation Right hereunder.

“Closing Date” means the date on which the Closing occurs pursuant to Section 2.1.

“COC Transaction” is defined in Section 1.5.

“Combination Product” means a product that includes a Product and at least one additional active ingredient that is not claimed in the Patent Rights and is either co-formulated, co-administered or sold at a single price point or otherwise sold to be administered together, sequentially or as part of a course of treatment.  Drug delivery vehicles, adjuvants, solubilizers and excipients shall not be deemed to be “active ingredients”, except in the case where such delivery vehicle, adjuvant, solubilizers, or excipient is recognized as an active ingredient in accordance with applicable FDA regulations.

“Commercialization” means any and all activities directed to the manufacture, distribution, marketing, detailing, promotion, selling and securing of reimbursement of a Product (including the making, using, importing, selling and offering for sale of such Product), and shall include post-Marketing Approval studies, post-launch marketing, promoting, detailing, marketing research, distributing, customer service, selling such Product, importing, exporting or transporting such Product for sale, and regulatory compliance with respect to the foregoing.  When used as a verb, “Commercialize” shall mean to engage in Commercialization.

“Confidential Information” is defined in Section 7.1.

“Disclosing Party” is defined in Section 7.1.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered to the Buyer by the Seller concurrently with the execution of this Agreement.

“Distributor” means, with respect to a country, any Third Party that is used by pharmaceutical manufacturers generally in such country on a non-exclusive basis, and without any intellectual property right or license grant from the Seller or its Permitted Licensees, to distribute (but not to market or promote) finished, packaged pharmaceutical products to pharmacies, managed care organizations, governmental agencies (e.g., federal, state and local), and other group purchasing organizations (e.g., pharmaceutical benefits managers) and the like in such country.  For clarity, a Distributor of a Product in a country shall not include any person or entity that has been granted a right, whether by license or otherwise and whether express or implied (including by subcontract or agency), by a party or its Affiliates to research, develop or manufacture any such Product or that otherwise assumes any regulatory or other responsibilities with respect to obtaining or maintaining regulatory approvals for such Product in such country.

“EMA” means the European Medicines Agency, or any successor agency thereto.

“European Union” or “EU” means the European Union, as its membership may be constituted from time to time, and any successor thereto, and which, as of the date of this

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[*] Indicates that text has been omitted which is the subject of a confidential treatment request. This text has been separately filed with the SEC.

Agreement, consists of Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, and United Kingdom.

“Existing In-License” is defined in Section 3.1(h)(i).

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“FFDCA” means the United States Federal Food, Drug and Cosmetic Act, as amended.

“First Commercial Sale” means, with respect to a Product, the first sale for use or consumption by the general public of such Product in any country of the world after Marketing Approval of such Product has been granted, or such marketing and sale is otherwise permitted, by the Regulatory Authority of such country.

“Governmental Entity” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (d) multi-national organization or body; or (e) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Indebtedness” of any Person means any indebtedness for borrowed money, obligation evidenced by a note, bond, debenture or similar instrument, or guarantee of any of the foregoing.

“In-License” means any license, settlement agreement or other agreement between the Seller or any of its Affiliates and any Third Party pursuant to which the Seller or any of its Affiliates obtains a license, a covenant not to sue or similar grant of rights to any Patents or other intellectual property rights of such Third Party that is or was necessary or materially useful for the manufacture, use or Commercialization of a Product, including any Existing In-License.

“Intellectual Property Rights” means any and all of the following as they exist throughout the world at any time: (a) the Patent Rights; (b) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing, in each case, used in the marketing and promotion of a Product; (c) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above, in each case, as specifically related to a Product; (d) rights in research in progress, algorithms, data, databases, data collections, chemical and biological materials (including any compounds, DNA, RNA, clones, vectors, cells and any expression product, progeny, derivatives or improvements thereto), and the results of

CONFIDENTIAL TREATMENT

[*] Indicates that text has been omitted which is the subject of a confidential treatment request. This text has been separately filed with the SEC.

experimentation and testing, including samples, in each case, as specifically related to a Product; (e) rights in all Know-How related to a Product necessary or materially useful for the manufacture, use or Commercialization of such Product; (f) any and all other intellectual property rights and/or proprietary rights, whether or not patentable, specifically relating to any of the foregoing, as specifically related to a Product; and (g) claims of infringement and misappropriation against Third Parties relating to any of the foregoing.

“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

“Know-How” means any and all proprietary or confidential information, know-how and trade secrets, including processes, formulae, models and techniques (but excluding rights in research in progress, algorithms, data, databases, data collections, chemical and biological materials and the results of experimentation and testing).

“Knowledge of the Seller” means the actual knowledge of Vlad Coric, Jim Engelhart, or Donnie McGrath.

“Lien” means any mortgage, lien, pledge, participation interest, charge, adverse claim, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind.

“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel; provided, however, that “Loss” shall not include any consequential, punitive, special or incidental damages.

“Major EU Countries” means [*].

“Major Market” means [*].

“Marketing Approval” means an NDA approved by the FDA, and any corresponding non-U.S. application, registration or certification in a Major Market, necessary or reasonably useful to market a Product, approved by the corresponding non-U.S. Regulatory Authority.

“Material Adverse Effect” means (a) an adverse effect in any material respect on the timing or amount of the Participation Payments or (b) a material adverse effect on (i) a Product, (ii) any of the Intellectual Property Rights, including the Seller’s rights in or to any Intellectual Property Rights, (iii) the timing of any Marketing Approval of a Product, (iv) the legality, validity or enforceability of any provision of this Agreement, (v) the ability of the Seller to perform any of its obligations under this Agreement, (vi) the rights or remedies of the Buyer under this Agreement, or (vii) the business of the Seller and its Affiliates (taken as a whole).

“MAA” means a Marketing Authorization Application filed with the EMA under the centralized European procedure.

“Net Sales” means, with respect to any Product, the amount billed in arm’s-length

CONFIDENTIAL TREATMENT

[*] Indicates that text has been omitted which is the subject of a confidential treatment request. This text has been separately filed with the SEC.

transactions by Seller, any Affiliate of Seller, or any Permitted Licensee (or such Permitted Licensee’s Affiliates) (each of the foregoing persons and entities, for purposes of this definition, shall be considered a “Related Party”), for sales of such Product to a Third Party, less the sum of the following (to the extent not reimbursed by any Third Party):

(a)                                 discounts (including [*] discounts and [*] discounts), [*];

(b)                                 credits or allowances [*];

(c)                                  taxes or duties levied on, absorbed or otherwise imposed [*];

(d)                                 any [*] bad debt expense recorded in accordance with GAAP from customers related to sales of a Product;

(e)                                  [*]; and

(f)                                   [*].

Net Sales excludes situations [*].

Such amounts shall be determined consistent with a Related Party’s customary practices and in accordance with GAAP.

It is understood that any accruals for individual items reflected in Net Sales are periodically (at least quarterly) trued up and adjusted by each Related Party consistent with its customary practices and in accordance with GAAP.

Sale or transfer of a Product between any of the Related Parties shall not result in any Net Sales, with Net Sales to be based only on any subsequent sales or dispositions to a non-Related Party.  To the extent that any Related Party receives consideration other than or in addition to cash upon the sale or disposition of a Product to a non-Related Party, Net Sales shall be calculated based on [*]. For clarity, (i) Net Sales shall not include amounts or other consideration received by a Related Party from a non-Related Party in consideration of the grant of a (sub)license or co-promotion or distribution right to such non-Related Party, provided that such consideration is not in lieu of all or a portion of the transfer price of the Product, (ii) sales to a Third Party distributor, wholesaler, group purchasing organization, pharmacy benefit manager, or retail chain customer shall be considered sales to a non-Related Party and not to a Permitted Licensee, (iii) Net Sales by a Related Party to a non-Related Party consignee are not recognized as Net Sales by such Related Party until the non-Related Party consignee sells the Product and (iv) if a Related Party receives in-kind consideration for the sale of the Product, then Net Sales shall be calculated as [*].

In the case of any Combination Product, Net Sales for such Combination Product shall be calculated [*]. If, on a country-by-country basis, the other active ingredient or ingredients in the Combination Product are not sold separately in said country, Net Sales for the purpose of

CONFIDENTIAL TREATMENT

[*] Indicates that text has been omitted which is the subject of a confidential treatment request. This text has been separately filed with the SEC.

determining royalties of the Combination Product shall be calculated [*]. If neither the Product nor the other active ingredient(s) are sold separately in a given country, the parties shall determine Net Sales in accordance with the formulas provided above in this paragraph based on [*], or, [*], the parties shall negotiate in good faith a reasonable adjustment to Net Sales in such country that takes into account the medical contribution to the Combination Product of and all other factors reasonably relevant to the relative value of, the Product(s), on the one hand and all of the other active ingredient(s) collectively, on the other hand, and shall take into account in good faith, if reasonably applicable, any allocations and calculations that may have been made for the same period in other countries [*].

Should Seller, its Affiliates or Permitted Licensees enter into a Third Party agreement for the purchase of a Product that provides [*] on such Product that are conditioned on pricing terms or conditions for purchase of another product or products owned or controlled by Seller, its Affiliates or Permitted Licensees, as the case may be, then the [*] on such Product under such agreement shall be determined, for purposes of determining Net Sales under this Agreement for a given accounting period, based on [*] under such agreement.

“Option Exercise Period” means the time period commencing on the date, within the Buy-Back Window, of Seller entering into a definitive agreement to consummate a Change of Control and ending [*] after such date.

“Original Transaction” is defined in Section 1.5.

“Out-License” means any license or other agreement between the Seller or any of its Affiliates and any Third Party (including any Permitted License with a Third Party) pursuant to which the Seller or any of its Affiliates grants to such Third Party a license or sublicense of, covenant not to sue under, or other similar rights under any Intellectual Property Right that is necessary or materially useful for the manufacture, use or Commercialization of a Product in order for such Third Party to manufacture, use or Commercialize such Product; provided, however, that “Out-License” shall not include (a) any research licenses; (b) licenses to Distributors; (c) agreements granting non-exclusive rights to Intellectual Property Rights entered into in the ordinary course of business, including manufacturing agreements, material transfer agreements and consulting agreements, that, in all cases in this clause (c), do not grant any rights to market, distribute or sell a Product.

“Participation Payment” means for each calendar quarter during the Term, an amount payable to the Buyer equal to the product of Net Sales of the Products during such calendar quarter in each country prior to the expiration of the Royalty Term for such Products in such country multiplied by the Participation Rate.

“Participation Rate” means the percentage of that portion of annual worldwide Net Sales of the Products during a calendar year set forth below:

Annual Worldwide Net Sales	Participation Rate
Portion less than or equal to $1,500,000,000	2.10%
Portion greater than $1,500,000,000	1.50%

CONFIDENTIAL TREATMENT

[*] Indicates that text has been omitted which is the subject of a confidential treatment request. This text has been separately filed with the SEC.

“Patents” means any and all patents and patent applications existing as of the date of this Agreement and all patent applications filed hereafter, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any of the foregoing patent applications, any certificate, reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent or other governmental actions which extend any of the subject matter of a patent, and any substitution patent, confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

“Patent Rights” means any and all Patents that are [*].

“Permitted License” is defined in Section 5.10(a).

“Permitted Licensee” is defined in Section 5.10(a).

“Permitted Liens” means (a) Liens for Taxes not yet delinquent or Liens for Taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established; (b) Liens in respect of property or assets imposed by law which were incurred in the ordinary course of business, such as supplier’s, carriers’, warehousemen’s, distributors’, wholesaler’s, materialmen’s and mechanic’s Liens and other similar Liens arising in the ordinary course of business which are (i) not delinquent and remain payable without penalty, (ii) subject to a right of set-off, or (iii) being contested in good faith and by appropriate proceedings; (c) non-exclusive licenses to Intellectual Property Rights entered into in the ordinary course of business; and (d) licenses, covenants not to sue or other similar rights to Intellectual Property Rights granted by a third party prior to the acquisition of such Intellectual Property Rights by Seller or its Affiliates.

“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.

“Prime Rate” means the prime rate published by The Wall Street Journal, from time to time, as the prime rate.

“Product Collateral” means the Seller’s and its Affiliates’ rights, title and interests in the Product Rights owned, licensed or otherwise held by the Seller or any of its Affiliates and any proceeds thereof, including all accounts receivable and general intangibles resulting from the sale, license or other disposition of Products by the Seller or its Permitted Licensees; provided, however, that, upon a Change of Control, no Product Rights owned, in-licensed or otherwise held by the acquiring entity (or any of its Affiliates existing prior to such Change of Control or acquired after such Change of Control) as of immediately prior to the closing of such Change of Control (or in the case of an acquired Affiliate, as of immediately prior to the closing of such acquisition) or any Patents claiming priority to any Patents included therein or other Intellectual Property Rights derived from Intellectual Property Rights included therein will be deemed

CONFIDENTIAL TREATMENT

[*] Indicates that text has been omitted which is the subject of a confidential treatment request. This text has been separately filed with the SEC.

“owned, licensed or otherwise held” for the purposes of this definition.

“Products” means rimegepant and BHV-3500 (each, a “Product”).

“Product Rights” means any and all of the following, as they exist throughout the world: (a) Intellectual Property Rights, (b) regulatory filings, submissions and approvals with or from any Regulatory Authorities related to the Products, (c) In-Licenses, and (d) Out-Licenses.

“Purchase Price” is defined in Section 1.2.

“Receiving Party” is defined in Section 7.1.

“Regulatory Authority” means any national or supranational governmental authority, including, without limitation, the FDA or EMA, or any successor agency thereto, that has responsibility in granting a Marketing Approval.

“Representative” means, with respect to any Person, (a) any direct or indirect member or partner of such Person and (b) any manager, director, trustee, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, contractors, actual and potential lenders, investors, co-investors and assignees, bankers and financial advisers) of such Person.

“Revenue Participation Report” is defined in Section 5.2(c).

“Revenue Participation Right” means the right to receive the Participation Payments.

“rimegepant” means any pharmaceutical product containing the compound identified as BHV-3000, [*].

“Royalty Term” means on a country-by-country basis and Product-by- Product basis, the period commencing on the First Commercial Sale of such Product in such country until the later of (a) [*] after the First Commercial Sale of such Product in such country, (b) the expiration of the last to expire of the Patent Rights that would be infringed by the manufacture, use, sale, importation or offer for sale in such country of such Product (including by reasons of extensions thereof under applicable laws, including patent term extensions, pediatric exclusivity or supplemental protection certificates or their equivalents in any country), or (c) [*].

“Safety Failure” means [*].

“SEC” means the Securities and Exchange Commission.

“Seller” is defined in the preamble.

“Seller Certificate” is defined in Section 4.1(h)(i).

“Seller Indemnified Parties” is defined in Section 6.1(b).

CONFIDENTIAL TREATMENT

[*] Indicates that text has been omitted which is the subject of a confidential treatment request. This text has been separately filed with the SEC.

“Seller SEC Documents” means all registration statements, forms, reports, certifications and other documents filed or furnished by the Seller with or to the SEC since May 3, 2017.

“Stock Purchase Agreement” is defined in Section 1.4

“Subsidiary” means Biohaven Pharmaceuticals, Inc. and any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled (by contract or otherwise) by the Seller directly or indirectly through one or more intermediaries.  For purposes hereof, the Seller shall be deemed to control a partnership, limited liability company, association or other business entity if the Seller, directly or indirectly through one or more intermediaries, shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Term” means the period beginning on the date of the First Commercial Sale of the first Product to receive Marketing Approval in any country and continuing until expiration of all Royalty Terms.

“Third Party” means any Person that is not the Seller or the Seller’s Affiliates.

“Topping Transaction” is defined in Section 1.5.

Section 9.2                                    Certain Interpretations.  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a)                                 “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation”;

(b)                                 “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(c)                                  “hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d)                                 references to a Person are also to its permitted successors and assigns;

CONFIDENTIAL TREATMENT

[*] Indicates that text has been omitted which is the subject of a confidential treatment request. This text has been separately filed with the SEC.

(e)                                  definitions are applicable to the singular as well as the plural forms of such terms;

(f)                                   references to an “Article”, “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;

(g)                                  references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and

(h)                                 references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.

Section 9.3                                    Headings.  The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.

Section 9.4                                    Notices.  All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, facsimile, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 9.4:

If to the Seller, to it at:

Biohaven Pharmaceutical Holding Company Ltd.

234 Church Street, Suite 304

New Haven, Connecticut 06510
Attention:                 Vlad Coric

Facsimile: 203-244-4239

E-mail: vlad.coric@biohavenpharma.com

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004
Attention: Nader Mousavi, Krishna Veeraraghavan and Scott Crofton
Facsimile: (650) 461-5740 / (212) 291-9519 / (212) 291-9386
E-mail: mousavin@sullcrom.com / veeraraghavank@sullcrom.com / croftons@sullcrom.com

If to the Buyer, to it at:

RPI Finance Trust
c/o Wilmington Trust Company

CONFIDENTIAL TREATMENT

[*] Indicates that text has been omitted which is the subject of a confidential treatment request. This text has been separately filed with the SEC.

Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-0001

Attention:  Corporate Trust Administration

Facsimile:  (302) 636-4140

with a copy to:

RP Management, LLC
110 E. 59th Street, Suite 3300
New York, New York 10022

Attention:  George Lloyd

Facsimile:  [*]

E-mail:  [*]

with another copy to:

Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210

Attention:  Arthur R. McGivern & Karen A. Spindler

Facsimile:  (617) 523-1231

Email: amcgivern@goodwinlaw.com & kspindler@goodwinlaw.com

All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when sent, if sent by facsimile, with an acknowledgement of sending being produced by the sending facsimile machine, (iii) when sent, if by email with PDF attachment, with an acknowledgement of receipt being produced by the recipient’s email account, or (iv) one Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.

Section 9.5                                    Expenses.  Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by the party hereto incurring such fees, costs and expenses.

Section 9.6                                    Assignment.  The Seller may not assign this Agreement, any of its rights or obligations hereunder or any Product Rights, without the Buyer’s prior written consent, except to an Affiliate or Third Party (including without limitation a collaborator or joint venture partner) in connection with the sale or transfer of all or substantially all of the Seller’s business or assets related to all Products (including this Agreement and the Product Rights), whether by merger, sale of assets, license, reorganization or otherwise; provided that, in each case upon closing of any such transaction, the Seller causes such Affiliate or Third Party, as applicable, to deliver a writing to the Buyer in which it assumes all of the obligations of the Seller to the Buyer under this Agreement.  Buyer may assign this Agreement to any Third Party, without Seller’s

CONFIDENTIAL TREATMENT

[*] Indicates that text has been omitted which is the subject of a confidential treatment request. This text has been separately filed with the SEC.

prior written consent, provided that (a) Buyer causes such assignee to deliver a writing to the Seller in which it assumes all of the obligations of the Buyer to the Seller under this Agreement; and (b) if Buyer assigns this Agreement, or any rights or obligations hereunder, to any entity other than another financial institution, (i) Buyer shall ensure that no information provided by Seller to Buyer pursuant to Section 5.1 will be disclosed or transferred to such assignee, and (ii) if Buyer has transferred its entire interest in the Revenue Participation Right to one or more Third Parties, Seller’s obligations pursuant to Section 5.1 shall automatically and irrevocably terminate. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns.  Any purported assignment in violation of this Section 9.6 shall be null and void.

Section 9.7                                    Amendment and Waiver.

(a)                                 This Agreement may be amended, modified or supplemented only in a writing signed by each of the parties hereto.  Any provision of this Agreement may be waived only in a writing signed by the party hereto granting such waiver.

(b)                                 No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 9.8                                    Entire Agreement.  This Agreement, the Exhibits annexed hereto and the Disclosure Schedule constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.  As of the date hereof, the Confidential Disclosure Agreement between RP Management, LLC and the Seller, dated as of May 9, 2018 is hereby terminated without further force and effect, superseded by ARTICLE 7 of this Agreement and all obligations between the parties relating to confidentiality shall be governed by ARTICLE 7 of this Agreement.

Section 9.9                                    No Third Party Beneficiaries.  This Agreement is for the sole benefit of the Seller and the Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.

Section 9.10                             Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 9.11                             Jurisdiction; Venue.

(a)                                 EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR

CONFIDENTIAL TREATMENT

[*] Indicates that text has been omitted which is the subject of a confidential treatment request. This text has been separately filed with the SEC.

FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BUYER AND THE SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  THE BUYER AND THE SELLER HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.  EACH OF THE BUYER AND THE SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS.  THE BUYER AND THE SELLER AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE BUYER OR THE SELLER IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 9.4 HEREOF.

(b)                                 EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT.  EACH OF THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 9.12                             Severability.  If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.

Section 9.13                             Specific Performance.  Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated.  Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other party will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to seek to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the

CONFIDENTIAL TREATMENT

[*] Indicates that text has been omitted which is the subject of a confidential treatment request. This text has been separately filed with the SEC.

matter in addition to any other remedy to which it may be entitled, at law or in equity. Each Party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate.

Section 9.14                             Counterparts.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

Section 9.15                             Relationship of the Parties.  The relationship between the Buyer and the Seller is solely that of purchaser and seller, and neither the Buyer nor the Seller has any fiduciary or other special relationship with the other party or any of its Affiliates.  This Agreement is not a partnership or similar agreement, and nothing contained herein shall be deemed to constitute the Buyer and the Seller as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes.  The Buyer and the Seller agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Entity.

Section 9.16                             Trustee Capacity of Wilmington Trust Company.  Notwithstanding anything contained herein to the contrary, it is expressly understood and agreed by the parties hereto that (i) this Agreement is executed and delivered by Wilmington Trust Company, not individually or personally but solely in its trustee capacity, in the exercise of the powers and authority conferred and vested in it under the trust agreement of the Buyer, (ii) each of the representations, undertakings and agreements herein made on the part of the Buyer is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust Company but is made and intended for the purpose of binding only the Buyer and (iii) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of the Buyer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Buyer under this Agreement or any related documents.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

SELLER

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

By:	/s/ Vlad Coric
Name: Vlad Coric, M.D.
Title: Chief Executive Officer

BUYER

RPI FINANCE TRUST

By:	Wilmington Trust Company, not in its individual capacity but solely in its capacity as owner trustee

By:	/s/ Beverly D. Capers
Name: Beverly D. Capers
Title: Assistant Vice President

[Signature Page to Funding Agreement

Exhibit A

Stock Purchase Agreement

Exhibit B

Form of Opinion of Sullivan & Cromwell LLP

Exhibit C

Form of Opinion of Maples and Calder

Exhibit D

Revenue Participation Report